Exhibit 10.3

Summary of 2016 Nonemployee Director Compensation Program
IHS Markit Ltd.

Director Compensation

Our nonemployee directors receive compensation for their service on our Board of Directors. Each of our nonemployee directors receives annual cash retainers and equity awards, as described in the table below. The retainers received by the nonemployee directors may be converted into deferred stock units.

Annual Director Compensation	$
Board Retainer	90,000
Lead Independent Director Retainer	50,000
Committee Chair Retainer:
Nominating and Governance Committee	17,500
All Other Committees	30,000
Committee Member Retainer:
Audit Committee	15,000
All Other Committees	10,000
Annual Equity Award (1)	180,000

(1) On December 1 of each year of service, each nonemployee director shall receive an award consisting of restricted stock units whose underlying shares shall have, on the date of grant, a fair market value equal to $180,000. Directors may choose to defer receipt of the shares underlying the RSUs until after their termination of service.

Certain directors were awarded a special equity grant reflecting the pro rata portion of the annual equity award for the period of the 2016 fiscal year they served as directors of IHS Markit.

All equity awards for nonemployee directors will be issued pursuant to the IHS Markit Ltd. 2014 Equity Incentive Award Plan.

We provide liability insurance for our directors and officers. In addition, our nonemployee directors are reimbursed for reasonable expenses.